Exhibit 99.1

PROXY STATEMENT DISCLOSURES

Set forth below are certain sections substantially in the form to be included in the definitive proxy statement for the Annual Meeting of Shareholders of Prudential Financial, Inc. (“Prudential Financial”) to be held on May 9, 2006 to be filed by Prudential Financial with the Securities and Exchange Commission pursuant to Regulation 14A.

ITEM 1 — ELECTION OF DIRECTORS

At the Annual Meeting, seven Directors are to be elected to hold office for a one-year term until the Annual Meeting of Shareholders to be held in 2007 and until their successors are duly elected or appointed.

Prudential Financial’s Board of Directors was previously divided into three classes of directors whose three-year terms expired at successive Annual Meetings. At the 2005 Annual Meeting, shareholders approved an amendment to the Company’s Certificate of Incorporation to provide for the phased elimination over three years, starting in 2005, of the Company’s classified Board of Directors. The seven members of the Board of Directors who are standing for election for one-year terms at this Annual Meeting are the three Directors elected for one-year terms last year (Messrs. Bethune, Cullen and Unruh) and the four Directors whose three-year terms expire at this Annual Meeting (Messrs. Becker, Gray and Hanson and Ms. Horner). Four members of the Board of Directors (Messrs. Ryan, Caperton, Casellas and Krapek) will continue to serve the terms for which they were elected, which will expire at the 2007 Annual Meeting. Commencing in 2007, all Directors will be elected on an annual basis.

Unless authority is withheld by the shareholder, it is the intention of persons named by Prudential Financial as proxies on its proxy card to vote “for” the nominees listed and, in the event that any nominees are unable or decline to serve (an event not now anticipated), to vote “for” the balance of the nominees and “for” any substitutes selected by the Board of Directors. The name, age, principal occupation and other information concerning each Director is set forth below.

Each of the nominees currently is a Director, and each has been recommended for re-election to the Board of Directors by the Corporate Governance and Business Ethics Committee and approved and nominated for re-election by the Board of Directors.

The Board of Directors recommends that shareholders vote “FOR” all of the nominees.

Nominees for Director

Gordon M. Bethune was elected as a Director of Prudential Financial effective February 1, 2005. Mr. Bethune joined Continental Airlines, Inc. (international commercial airline company) in February 1994 as President and Chief Operating Officer. He was elected President and
Chief Executive Officer in November 1994 and Chairman of the Board and Chief Executive Officer in 1996. He retired from Continental on December 31, 2004. Prior to joining Continental, Mr. Bethune held senior management positions with The Boeing Company, Piedmont Airlines, Western Air Lines, Inc. and Braniff Airlines. Mr. Bethune’s areas of expertise include domestic and international business operations and sales and marketing. Other Directorships include: Honeywell International, Inc., Sprint Nextel and Willis Group Holdings. Age 64.

James G. Cullen was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1994. He served as the President and
Chief Operating Officer of Bell Atlantic Corporation (global telecommunications) from December 1998 until his retirement in June 2000. Mr. Cullen was the President and Chief Executive Officer, Telecom Group, Bell Atlantic Corporation from 1997 to 1998 and served as Vice Chairman of Bell Atlantic Corporation from 1995 to 1997. Mr. Cullen’s areas of expertise include business operations and sales and marketing. Other Directorships include: Agilent Technologies, Inc. Johnson & Johnson and Neu Star, Inc. Age 63.

James A. Unruh was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1996. He became a founding member of Alerion Capital Group, LLC (private equity investment group) in 1998. Mr. Unruh was with Unisys Corporation (information technology services, hardware and software) from 1987 to 1997, serving as its Chairman and Chief Executive Officer from 1990 to 1997. He also held executive positions with financial management responsibility, including serving as Senior Vice President, Finance, Burroughs Corporation, from 1982 to 1987. Mr. Unruh’s areas of expertise include finance, business operations, sales and marketing, technology and investments. Other Directorships include: CSG Systems International, Inc., Qwest Communications International, Inc. and Tenet Healthcare Corporation. Age 64.

Frederic K. Becker was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in June 1994. He has served as President of the law firm of Wilentz Goldman & Spitzer, P.A. since 1989 and has practiced law with the firm since 1960. Mr. Becker’s primary expertise is in the area of law. Age 70.

William H. Gray III was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since September 1991. He has served as Chairman of the Amani Group (a government affairs firm) since August
2004 and as Senior Advisor of Public Policy and Diversity at Buchanan Ingersoll, PC. since April 2005. He served as President and Chief Executive Officer of The College Fund/UNCF (philanthropic foundation) from 1991 until his retirement in 2004. Mr. Gray was a member of the U.S. House of Representatives from 1979 to 1991. Mr. Gray’s areas of expertise include public policy and education. Other Directorships include: Dell Inc., JP Morgan Chase & Co., Pfizer Inc. and Visteon Corporation. Age 64.

Jon F. Hanson was elected as a Director of Prudential Financial in January 2001 and was appointed by the Chief Justice of the New Jersey Supreme Court as a Director of Prudential Insurance in April 1991. He has served as Chairman of The Hampshire
Companies (a real estate investment fund management company) since 1976. Mr. Hanson served as the Chairman and Commissioner of the New Jersey Sports and Exposition Authority from 1982 to 1994.
Mr. Hanson’s areas of expertise include real estate, investments, government and business operations. Other Directorships include: CD&L, Inc., HealthSouth Corporation and Pascack Community Bank. Age 69.

Constance J. Horner was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1994. She served as a Guest Scholar at The Brookings Institution (non-partisan research institute)
from 1993 to 2005, after serving as Assistant to the President of the United States and Director, Presidential Personnel from 1991 to 1993; Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991; and Director, U.S. Office of Personnel Management from 1985 to 1989. Mrs. Horner was a Commissioner, U.S. Commission on Civil Rights from 1993 to 1998. Mrs. Horner’s areas of expertise include public policy and government. Other Directorships include: Ingersoll-Rand Company Ltd. and Pfizer Inc. Age 64.

Continuing Directors Whose Terms Will Expire in 2007

Arthur F. Ryan is Chairman of the Board, Chief Executive Officer and President of Prudential Financial. He joined Prudential Insurance as the Chairman of the Board, Chief Executive Officer and President and as a Director in December 1994. In
December 1999, at the time of the Company’s incorporation, he was named Director of Prudential Financial; in January 2000 he was named to its first slate of officers as President and Chief Executive Officer; in December 2000 he took his current title. Prudential Financial became a public company in December 2001. From 1972 until he joined Prudential Insurance, Mr. Ryan was with Chase Manhattan Bank, serving in various executive positions including President and Chief Operating Officer from 1990 to 1994. Other Directorships include Regeneron Pharmaceuticals, Inc. Age 63.

Gaston Caperton was elected as a Director of Prudential Financial in June 2004. He has served as the President of The College Board (nonprofit membership association of schools, colleges, universities and other educational organizations) since 1999. He was the founder and executive director of Columbia University’s Institute on Education & Government at Teachers College from 1997 to 1999 and a fellow at Harvard University’s John F. Kennedy Institute of Politics from 1996 to 1997. Mr. Caperton served as the Governor of

West Virginia from 1988 to 1996. Prior to his governorship, Mr. Caperton was an entrepreneur in the insurance business and was one of the principal owners of a privately held insurance brokerage firm. Mr. Caperton’s areas of expertise include insurance, public policy and education. Other Directorships include: Owens Corning. Age 66.

Gilbert F. Casellas was elected as a Director of Prudential Financial in January 2001 and has been a Director of Prudential Insurance since April 1998. He has served as Of Counsel for the law firm of Mintz Levin Cohn Ferris Glovsky & Popeo, PC since June 2005. He served as President of Casellas & Associates, LLC, a consulting firm, from 2001 to 2005. During 2001, he served as President and Chief Executive Officer of Q-linx, Inc. (software development). He served as the President and Chief Operating Officer of The Swarthmore Group, Inc. (investment company) from January 1999 to December 2000. Mr. Casellas served as Chairman, U.S. Equal Employment Opportunity Commission from 1994 to 1998; and General Counsel, U.S. Department of the Air Force from 1993 to 1994. Mr. Casellas’ areas of expertise include law, public policy, investments and education. Age 53.

Karl J. Krapek was elected as a Director of Prudential Financial in January 2004. He served as the President and Chief Operating Officer of United Technologies Corporation (global technology) from 1999 until his retirement in January 2002.
Prior to that time, Mr. Krapek held other management positions at United Technologies Corporation, which he joined in 1982. Mr. Krapek’s areas of expertise include domestic and international business operations. Other Directorships include: Delta Airlines, Inc., Lucent Technologies Inc. and Visteon Corporation. Age 57.

ITEM 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as the Company’s independent auditor for 2006. We are not required to have the shareholders ratify the selection of PricewaterhouseCoopers as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, but may retain such independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Prudential Financial and its shareholders. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The following is a summary and description of fees for services provided by PricewaterhouseCoopers in 2005 and 2004.

Worldwide Fees

Service	2005	2004
Audit (A)	$28,134,000	$37,194,000
Audit-Related (B)	$3,663,000	$4,539,000
Tax (C)	$1,761,000	$2,622,000
All Other (D)	$49,000	$77,000

Total	$33,607,000	$44,432,000

(A) The aggregate fees for professional services rendered for the audits of the consolidated financial statements of Prudential Financial and, as required, of various domestic and international subsidiaries, the issuance of comfort letters, agreed-upon procedures required by regulation, consents and assistance with review of documents filed with the Securities and Exchange Commission. Audit fees also include fees for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

(B) The aggregate fees for assurance and related services including internal control reports, agreed-upon procedures not required by regulation, benefit plan audits and accounting consultation on acquisitions.

(C) The aggregate fees for services rendered by PricewaterhouseCoopers’ tax department for tax return preparation, tax advice related to mergers and acquisitions and other international, federal and state projects, employee benefit plans, compliance services for expatriate employees and requests for rulings. In 2005, tax compliance and preparation fees total $1,384,000 and tax advisory fees total $377,000; and in 2004, tax compliance and preparation fees totaled $1,676,000 and tax advisory fees totaled $946,000.

(D) The aggregate fees for all other services rendered by PricewaterhouseCoopers, which relate to software license fees. 2004 fees also include attendance in PricewaterhouseCoopers-sponsored educational training programs.

The Audit Committee has advised the Board of Directors that in its opinion the non-audit services rendered by PricewaterhouseCoopers during the most recent fiscal year are compatible with maintaining its independence.

The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent auditor. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the independent auditor’s independence is not impaired; describes the Audit, Audit-Related, Tax and All Other services that may be provided and the non-audit services that may not be performed; and sets forth the pre-approval requirements for all permitted services. The policy provides for the general pre-approval of specific types of Audit, Audit- Related and Tax services and a limited fee estimate range for such services on an annual basis. The policy requires specific pre-approval of all other permitted services. The independent auditor is required to report periodically to the full Audit Committee regarding the extent of services provided in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee’s policy delegates to its Chairman the authority to address requests for pre-approval of services with fees up to a maximum of $100,000 between Audit Committee meetings if the Chief Auditor deems it reasonably necessary to begin the services before the next scheduled meeting of the Audit Committee, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee’s responsibility to pre-approve permitted services of the independent auditor.

All Audit, Audit-Related, Tax and All Other fees described above were approved by the Audit Committee before services were rendered.

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditor for 2006.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established various committees to assist in discharging its duties, including standing Audit, Compensation, Corporate Governance and Business Ethics, Finance and Investment Committees. The primary responsibilities of each of the standing committees of Prudential Financial’s Board of Directors are set forth below, together with their current membership.

Audit Committee

Members: Directors Becker (Chair), Casellas, Cullen and Unruh.

Number of Meetings in 2005: 10

The primary purpose of the Audit Committee, which consists solely of independent Directors as defined by the rules of the NYSE and the Securities and Exchange Commission (“SEC”), is to assist the Board of Directors in its oversight of: the Company’s accounting and financial reporting processes; the adequacy of the systems of internal control established by management; and the audit of the Company’s financial statements. Among other things the Audit Committee:

•	Appoints the independent auditor and evaluates their independence and performance;

•	Reviews the audit plans for and results of the independent audit and internal audits; and

•	Reviews reports related to processes established by management to provide compliance with legal and regulatory requirements.

Compensation Committee

Members: Directors Cullen (Chair), Bethune and Horner.

Number of Meetings in 2005: 6

The primary responsibilities of the Compensation Committee, which consists solely of independent Directors as defined by the rules of the NYSE, are:

•	Overseeing and taking actions with respect to the promotion and compensation of senior management and the human resources policies of Prudential Financial, including its compensation and benefits policies.

Corporate Governance and Business Ethics Committee

Members: Directors Gray (Chair), Bethune and Horner.

Number of Meetings in 2005: 6

The primary responsibilities of the Corporate Governance and Business Ethics Committee, which consists solely of independent Directors as defined by the rules of the NYSE, are:

•	Making recommendations to the Board of Directors regarding corporate governance issues and practices, nominations for elections of Directors and the composition of standing committees, and overseeing the Board evaluation process;

•	Making recommendations to the Board regarding Director compensation; and

•	Overseeing the Company’s ethics policies and conflict of interest procedures.

Executive Committee

Members: Directors Hanson (Chair), Becker, Cullen, Gray and Ryan.

Number of Meetings in 2005: 0

The primary responsibility of the Executive Committee is:

•	Between meetings of the Board of Directors, to exercise the corporate powers of the corporation except for those powers reserved to the Board of Directors by the By-laws or otherwise.

Finance Committee

Members: Directors Hanson (Chair), Caperton and Krapek.

Number of Meetings in 2005: 7

The primary responsibilities of the Finance Committee are:

•	Overseeing and taking actions with respect to the capital structure of Prudential Financial, including borrowing levels, subsidiary structure and major capital expenditures.

Investment Committee

Members: Directors Hanson (Chair), Caperton and Krapek.

Number of Meetings in 2005: 7

The primary responsibilities of the Investment Committee are:

•	Periodically receiving reports from management relating to and overseeing and taking actions with respect to the acquisition, management and disposition of invested assets;

•	Reviewing the investment performance of the pension plan and funded employee benefit plans; and

•	Periodically receiving reports from management on and reviewing investment risks and exposures, as well as the investment performance of products and accounts managed on behalf of third parties.

COMPENSATION OF DIRECTORS

The primary components of compensation for the non-employee Directors are as follows:

•	Each Director receives an annual retainer of $80,000 in cash, which may be deferred, at the Director’s option, in the Deferred Compensation Plan summarized below.

•	Each Director receives $80,000 per year in the form of stock units of Prudential Financial that are deferred until the earlier of termination of service on the Board of Directors or age 70 1/2.

•	Each member of the Audit Committee receives an annual retainer of $15,000 for service on that Committee.

•	Members of all other Board Committees (including any non-standing Committee of Directors that may be established from time to time, but excluding the Executive Committee) receive an annual retainer of $5,000 for Committee service.

•	The chairperson of each Committee receives an additional annual retainer fee of $10,000.

•	Members of Prudential Financial’s Community Resources Committee, a committee composed of members of management and the Board of Directors, receive a fee of $1,250 per meeting attended. This Committee typically meets on a day separate from Board and Board Committee meetings. The members of this Committee currently include Messrs. Casellas and Hanson, as well as Ms. Horner. The Community Resources Committee met three times in 2005.

•	Each new Director receives a one-time grant of $100,000 in the form of Prudential Financial stock units that is deferred until the earlier of termination of service on the Board or age 70 1/2.

Directors’ Deferred Compensation Plan

The Prudential Financial Deferred Compensation Plan for Non-Employee Directors was ratified by shareholders in 2003 and is designed to align Director and shareholder interests. As noted above, $80,000 per year is automatically deferred in a notional account that replicates an investment in the Prudential Financial Common Stock Fund under the Prudential Employee Savings Plan (“PESP”). In addition, a Director may elect to invest his or her annual Board and Committee retainer and chairperson fees in notional accounts that replicate investments in either the Prudential Financial Common Stock Fund or the Fixed Rate Fund, which accrues interest, from time to time, in the same manner as funds invested in the Fixed Rate Fund offered under the PESP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the ordinary course of business, we may from time to time engage in transactions with other corporations or financial institutions whose officers or directors are also Directors of Prudential Financial. In all cases, these transactions are conducted on an arm’s length basis. In addition, from time to time executive officers and Directors of Prudential Financial may engage in transactions in the ordinary course of business involving services we offer, such as insurance and investment services, on terms similar to those extended to employees of Prudential Financial and its subsidiaries and affiliates generally.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, which was approved in its current form by the Board of Directors on February 14, 2006, the Audit Committee assists the Board of Directors in its oversight of the accounting, auditing and financial reporting practices of Prudential Financial. The Charter is located on our website at www.investor.prudential.com.

The Audit Committee consists of four members who, in the business judgment of the Board of Directors, are independent within the meaning of the rules of both the NYSE and the SEC and financially literate as defined by the rules of the NYSE. In addition, the Board of Directors has determined that at least one member of the Audit Committee, Mr. Unruh, satisfies the financial expertise requirements of the NYSE and has the requisite experience to be designated an audit committee financial expert as that term is defined by rules of the SEC. Specifically, Mr. Unruh has accounting and financial management expertise, which he gained through his experience as Senior Vice President, Finance, of a NYSE listed company, as well as experience in financial management positions in other organizations and other similar positions.

Management is responsible for the preparation, presentation and integrity of the financial statements of Prudential Financial and for maintaining appropriate accounting and financial reporting policies and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers is responsible for auditing the financial statements of Prudential Financial and expressing an opinion as to their fair presentation in accordance with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

In performing its oversight function, the Audit Committee reviewed and discussed the audited Consolidated Financial Statements of Prudential Financial as of and for the year ended December 31, 2005 and Management’s Annual Report on Internal Control Over Financial Reporting with management and Prudential Financial’s independent auditor. The Audit Committee also discussed with Prudential Financial’s independent auditor the matters required to be discussed in Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as currently in effect.

The Audit Committee received from the independent auditor formal written statements as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the NYSE Corporate Governance rules, as currently in effect. The Audit Committee also considered whether the provision to Prudential Financial of non-audit services by PricewaterhouseCoopers is compatible with maintaining the independence of PricewaterhouseCoopers, and has discussed with the independent auditor the auditor’s independence.

The Audit Committee has discussed with, and received regular status reports from, Prudential Financial’s Chief Auditor and the independent auditor regarding the overall scope and plans for their audits of Prudential Financial, including their scope and plans over management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee meets with the Chief Auditor and the independent auditor, with and without management present, to discuss the results of their respective examinations. In determining whether to reappoint PricewaterhouseCoopers as Prudential Financial’s independent auditor, the Audit Committee took into consideration a number of factors, including the quality of the Audit Committee’s ongoing discussions with PricewaterhouseCoopers and an assessment of the professional qualifications and past performance of the Lead Audit Partner and PricewaterhouseCoopers.

In addition, the Audit Committee reviewed and amended its Charter and received reports as required by its policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited Consolidated Financial Statements of Prudential Financial and Management’s Annual Report on Internal Control Over Financial Reporting be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

THE AUDIT COMMITTEE

Frederic K. Becker (Chairman)

Gilbert F. Casellas

James G. Cullen

James A. Unruh

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Process

The Compensation Committee of the Board of Directors is composed solely of Directors who are considered to be independent under applicable legal and regulatory standards. We are directly responsible to the Board of Directors, and through it to our shareholders, for developing and administering the compensation program for officers and key employees of senior management and Prudential Financial’s human resources policies, including its salary and benefits policies. We are supported in our work by the head of the Human Resources Department and her staff. The Compensation Committee also uses an independent executive compensation consulting firm for advice on matters of senior executive compensation, including Chief Executive Officer compensation. In line with best practices, the Committee reviews and discusses with its independent consultant detailed analyses of the compensation of the Named Executives identified in the Summary Compensation Table, including estimated payments upon termination or retirement.

Compensation Philosophy and Strategy

The philosophy behind Prudential Financial’s compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with shareholder interests. Our goal is for Prudential Financial to be competitive in recruiting and retaining employees through its high-quality compensation practices. Equally important, we view compensation practices as a means for communicating our goals and standards of performance and for motivating and rewarding employees in relation to their achievements.

Prudential Financial competes in several different businesses, most of which are involved in helping individuals and institutions grow and protect their assets. These businesses draw their key people from different segments of the marketplace. Thus, our compensation programs are designed with the flexibility to be competitive and motivational within the different marketplaces in which we compete for talent, while being subject to centralized design, approval and control.

During 2005, upon the recommendation of our independent consultant, we modified the peer group used to analyze total compensation for the Named Executives. Since becoming a public company in 2001, we used the companies that comprise the Financial Services Composite Index shown on our performance graph as a peer group for compensation purposes. The new peer group for compensation purposes reflects the fact that the Company has substantially exited the investment banking and securities brokerage businesses. The new compensation peer group is comprised of companies in insurance, asset management and other diversified financial services industries and more closely reflects the industries in which we currently compete for executive talent. We continue to use the same peer group for the performance graph as in previous years because we believe that it continues to appropriately reflect the financial services companies with whom we compete for investment dollars.

Overall, the same principles that govern the compensation of all our salaried associates apply to the compensation of Prudential Financial’s executives. Within this framework, the Committee believes:

1.	All associates should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber associates at all levels. In determining market competitiveness, we regularly review the compensation of our executives against that of designated competitors and generally set compensation to be between the median and top quartile of the competition, depending on the experience and performance of the individual.

2.	A significant portion of the annual compensation of executives and key associates should vary with annual business performance and each individual’s contribution to that performance.

3.	In addition to rewards for annual results, executives should be rewarded for achieving long-term results and such rewards should be aligned with shareholder interests.

4.	A significant portion of executives’ compensation should be tied to measures of performance of Prudential Financial as a whole.

5.	Special benefits and perquisites for management should be minimized and based on business necessity.

6.	The interests of executives should be linked with those of shareholders through the risks and rewards of the ownership of Prudential Financial Common Stock.

Program Elements and 2005 Results

Prudential Financial’s current compensation program for its executives, including our Chairman and Chief Executive Officer (“CEO”), consists of three main elements: base salaries, annual incentives and long-term incentives. Mr. Ryan makes compensation recommendations annually to the Compensation Committee for executives at the Senior Vice President level and above, which we review and discuss with him. We review and recommend compensation actions for executives at the Senior Vice President level and above to the Board of Directors for approval.

Base Salaries

Base salaries for our executives are determined by taking into consideration the relative importance of the position, the competitive marketplace and the individual’s performance and contribution. Salaries are reviewed annually, and increases are granted when warranted. Reflecting practices in the financial community, most of our focus is on annual and long-term incentives. Thus, it is common for an executive to have his or her salary increased only infrequently and then mostly related to job changes.

Annual Incentives

Annual incentives for executive officers, including our CEO, are paid through an incentive pool, which is funded based on average performance relative to the prior year and to the Board-approved financial plan for the current year using four financial measures: growth in pre-tax adjusted operating income (“AOI”)—30% weighting; operating return on average equity on an AOI basis (“ROE”)—30% weighting; operating revenues—15% weighting; and earnings per share on an after-tax AOI basis (“EPS”)—25% weighting. After the calculation of the incentive pool, the Committee has the ability to modify the pool to take into consideration additional performance factors, such as total shareholder return, employee measures and strategic positioning relative to competitors. For the Financial Services Businesses, pre-tax AOI in 2005 increased by 41% over 2004, ROE improved by 22% in 2005, operating revenues increased by 16%, EPS increased by 34%, and our total shareholder return was 34.51%. The incentive awards for all participants in the corporate pool increased by 16% over 2004. Annual incentive payments for the Named Executives are indicated in the Summary Compensation Table.

Long-Term Incentives

Omnibus Incentive Plan. In 2003, the Company’s shareholders approved the Prudential Financial, Inc. Omnibus Incentive Plan (the “Omnibus Plan”) and authorized the merger of the Prudential Financial Stock Option Plan, previously approved by the Board of Directors in 2001, into the Omnibus Plan. Under the Omnibus Plan, participants may receive long-term incentive awards of options, stock appreciation rights, restricted stock, restricted units, cash-based long-term performance unit awards and/or “performance shares.” (Performance shares are awards of units under the Omnibus Plan denominated in Prudential Financial Common Stock, and the number of units ultimately awarded is determined over a three-year performance period based on the satisfaction of performance goals.)

Mr. Ryan and executives at the level of Senior Vice President and above and equivalents received grants of stock options and performance shares in 2005 for the 2005-2007 performance period under the Omnibus Incentive Plan. The actual number of shares earned at the end of the 2005-2007 performance period will vary from 50% to 150% of the target shares awarded based on ROE and EPS achievement over the performance period. Both ROE and EPS are subject to adjustment for significant one-time charges or benefits that do not accurately reflect the operating performance of the Company’s businesses as and to the extent determined by the Compensation Committee. Half of the award will be earned based on average ROE performance and the other half will be earned based on EPS growth for the 2005-2007 performance period. The target number of performance shares awarded represents the number of shares to be received upon attainment of an average ROE of 12% and a compounded annual growth rate in EPS of 10% over the 2005 through 2007 performance period. Attainment of 13% or more average ROE and EPS growth of 12% or more would result in an award of 150% of the target while average ROE of 10% or less and EPS growth of 8% or less would result in an award of 50% of target. The actual number of shares to be received will be determined by the Compensation Committee in February 2008.

In February 2006, the performance shares that were granted to the Named Executives in 2003 for the 2003-2005 performance period were paid based on the achievement of 12.4% ROE, resulting in a payment of 150% of the target award. The dollar value of the payment for each of the Named Executives is listed in the Summary Compensation Table under the “LTIP Payouts” column. Payments of performance shares and annual incentive payments are subject to an individual limit of 0.6% of pre-tax adjusted operating income in accordance with the provisions of the Omnibus Plan.

On February 14, 2006, Mr. Ryan and the Named Executives also received grants of stock options and performance shares. Under the 2006 performance shares program, the target number of performance shares will be earned if average ROE for the 2006-2008 performance period is 12.5% and the compounded annual growth rate for EPS is 12%. Achievement of 13.5% or more average ROE and EPS growth of 14% or more would result in an award of 150% of the target while average ROE of 11% or less and EPS growth of 10% or less would result in an award of 50% of target. In the event of a significant acquisition involving Prudential Financial Common Stock or a divestiture or other transaction involving Prudential or its subsidiaries and affiliates during the performance cycle, the Committee may, in its discretion, assess the impact of any such event on the average ROE and EPS growth goals set forth above and adjust such goals and related payout scales as the Committee deems appropriate. Other key features of the 2006 performance shares program are essentially unchanged from the 2005 program.

Perquisites

As noted above, a key component of our compensation strategy is that special benefits and perquisites for management should be minimized and based on business necessity. Any personal use of Company- provided aircraft by the Named Executives is required to be reimbursed using an incremental cost methodology. The incremental cost of any personal use of Company- provided vehicles by the Named Executives, including personal commutation expenses, is reported as imputed income, and in each case was less than $50,000 in 2005.

CEO Compensation

Mr. Ryan’s base salary is $1,000,000, which has remained unchanged since he was hired as our CEO in 1994. Mr. Ryan’s salary has intentionally been kept flat because the Committee believes that increases in his total compensation should be performance-based.

With respect to annual incentives, we evaluated Mr. Ryan’s performance for 2005 taking into account financial results and non-financial and strategic factors, such as capital management efforts, integration of acquisitions and employee measures (including results of the Company’s Employee Opinion Survey). We recommended a performance bonus of $5,650,000, which was approved by the independent Directors.

Mr. Ryan was granted 223,589 stock options on February 8, 2005, which will vest in three equal installments on the first, second and third anniversary of the date of grant. Further, Mr. Ryan was granted 74,544 target performance shares for the 2005-2007 performance cycle (the performance criteria for this award are discussed in the Long-Term Incentives section).

On February 14, 2006, Mr. Ryan was granted 179,069 stock options at $76.15 per share, which will vest in three equal installments on the first, second and third anniversary of the date of grant. Further, Mr. Ryan was granted 59,682 target performance shares for the 2006-2008 performance cycle (as described in the Long-Term Incentives section).

The following long-term incentive awards were granted in February 2006 to the other Named Executives:

	Stock Options	Target Performance Shares[1]
John R. Strangfeld, Jr.	71,628	23,873
Vivian L. Banta	71,628	23,873
Rodger A. Lawson	71,628	23,873
Mark B. Grier	63,669	21,221

(1) The actual number of shares the Compensation Committee will award at the end of each performance period will range between 50% and 150% of this target based upon measures of the reported performance for the Company’s Financial Services Businesses relative to stated goals.

Mr. Ryan earned a payment of 114,645 shares of common stock in February 2006 under the 2003 performance shares program. Under this program, a minimum payout of 50% of the target number of shares would be earned at ROE achievement of 8% in 2005; 100% of the target number of shares would be earned at ROE achievement of 10% in 2005; and the maximum payment of 150% of the target shares would be earned at ROE achievement of 12% or more in 2005. The amount received was 150% of his target award, based on achievement of 12.4% ROE in 2005.

Stock Ownership Guidelines and Stock Retention Requirements

We have adopted stock ownership guidelines for our senior executives to encourage them to build their ownership position in our stock over time by direct market purchases, making investments available through the PESP and retaining shares they earn through our equity incentive and option plans. These guidelines are stated as stock value as a percent of base salary and are 200% for Senior Vice Presidents, 300% for Vice Chairmen and Executive Vice Presidents and 500% for our CEO. The guidelines are expected to be achieved within five years of the date they become applicable to the executive.

As of February 15, 2006, all of the Named Executives have met their share ownership guidelines.

We have also adopted stock retention requirements for executive officers. Each executive officer is required to retain 50% of the net shares (after payment of the applicable exercise price, if any, applicable fees and applicable taxes) acquired upon the exercise of stock options or the vesting of any restricted stock. The executive is required to hold such shares until the later of (i) one year following the date of acquisition of such shares or (ii) the date that the executive satisfies the ownership guidelines.

In addition, all employees are subject to the Company’s Personal Securities Trading Policy. Under this policy, employees are prohibited from selling short including “short sales against the box” and from participating in any options or futures transactions on any securities issued by Prudential Financial.

Policy on Tax Deductibility of Executive Compensation

It is our policy to structure and administer our annual and long-term incentive plans and stock option grants for our CEO and other Named Executives to maximize the tax deductibility of the payments as “performance-based” compensation under the Internal Revenue Code. In 2005, all such compensation was deductible; however, we reserve the right to provide benefits that may not be tax deductible if we believe it is in the best interests of Prudential Financial and our shareholders to do so.

Closing Remarks

The Committee believes that the caliber and motivation of Prudential Financial’s key employees and the quality of their leadership make a significant difference in the long-term performance of the Company. Over the past five years, we have transitioned our compensation program from one appropriate to a mutual company to that of a public company. We have introduced stock options, restricted stock, performance shares and other opportunities for direct stock ownership to align the interests of our executives and employees with those of our shareholders.

THE COMPENSATION COMMITTEE

James G. Cullen (Chairman)

Gordon M. Bethune

Constance J. Horner

COMPENSATION OF EXECUTIVE OFFICERS

Currently and in 2005, Mr. Ryan and the four other most highly paid executive officers of Prudential Financial participate in certain pension and profit-sharing retirement plans sponsored by Prudential Insurance that are either intended to qualify for tax-favored treatment under Section 401(a) of the Code or are nonqualified arrangements which, by their design, do not result in current taxation to such executives of any accrued but unpaid benefits. These plans include: (a) The Prudential Merged Retirement Plan, a defined benefit pension plan intended to qualify under Section 401(a) of the Code (the “Merged Retirement Plan”); (b) the Prudential Supplemental Retirement Plan, a nonqualified retirement plan designed to provide benefits to eligible employees in excess of the amounts permitted to be paid by the Merged Retirement Plan under Section 401(a) of the Code (the “Supplemental Retirement Plan”); (c) the PESP, a defined contribution profit-sharing plan intended to qualify under Section 401(a) of the Code and to be subject to the requirements of Section 401(k) of the Code; and (d) the Prudential Supplemental Employee Savings Plan, a nonqualified profit-sharing plan designed to provide benefits to eligible employees in excess of certain amounts permitted to be contributed under the PESP (the “SESP”).

SUMMARY COMPENSATION TABLE
The following Summary Compensation table includes individual compensation information on Mr. Ryan and the four other most highly paid executive officers in 2005 (collectively, the “Named Executives”).
	Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation($)[1]		Awards Stock Options (#)	Payouts LTIP Payouts($)[2]		All Other Compensation($)[3]
Arthur F. Ryan Chairman and Chief Executive Officer	2005 2004 2003	$ $ $	1,000,000 1,000,000 1,000,000	$ $ $	5,650,000 4,700,000 4,000,000	$ $ $	181,338 98,713 38,215	223,589 244,585 275,230	$ $ $	8,730,217 3,888,096 4,489,100	$ $ $	37,523 37,954 38,154
John R. Strangfeld, Jr. Vice Chairman, Investments Division	2005 2004 2003	$ $ $	600,000 600,000 600,000	$ $ $	3,500,000 3,000,000 2,700,000	$ $ $	89,545 51,950 22,929	95,026 111,810 137,615	$ $ $	5,238,131 2,730,636 2,522,800	$ $ $	22,053 21,769 23,077
Vivian L. Banta Vice Chairman, Insurance Division	2005 2004 2003	$ $ $	525,000 525,000 520,193	$ $ $	3,200,000 2,700,000 2,300,000	$ $ $	89,545 51,950 22,929	95,026 111,810 137,615	$ $ $	5,238,131 2,184,024 1,892,100	$ $ $	21,000 21,000 21,615
Rodger A. Lawson Vice Chairman, International Division	2005 2004 2003	$ $ $	525,000 520,193 490,385	$ $ $	3,000,000 2,400,000 2,000,000	$ $ $	81,767 45,718 19,108	95,026 104,822 114,679	$ $ $	4,365,147 1,638,624 1,640,100	$ $ $	21,000 20,808 15,692
Mark B. Grier Vice Chairman, Financial Management	2005 2004 2003	$ $ $	520,193 500,000 500,000	$ $ $	2,750,000 2,300,000 2,000,000	$ $ $	68,357 37,302 15,286	83,846 87,352 91,744	$ $ $	3,492,087 1,638,624 1,766,100	$ $ $	20,808 20,000 20,769

(1) Represents dividend equivalents paid on target performance shares.

(2) For 2005, represents the value of released shares of Prudential Financial Common Stock under the 2003 Performance Share Program on February 14, 2006 at a closing price of $76.15. For 2004, represents payments made under the former Performance Unit Plan (“PUP”) for the 2002-2004 performance period. For 2003, represents payments made under the PUP for the 2001-2003 performance period.

(3) For 2005, includes employer contributions for Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Lawson and Mr. Grier (i) under the PESP in the amounts of $5,923, $6,462, $8,400, $8,400 and $8,400, respectively, and (ii) credited under the SESP in the amounts of $31,600, $15,591, $12,600, $12,600 and $12,408, respectively. For 2004, includes employer contributions for Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Lawson and Mr. Grier (i) under the PESP in the amounts of $6,154, $6,077, $8,200, $8,200 and $8,200, respectively, and (ii) credited under the SESP in the amounts of $31,800, $15,692, $12,800, $12,608 and $11,800, respectively. For 2003, includes employer contributions for Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Lawson and Mr. Grier (i) under the PESP in the amounts of $6,154, $5,538, $8,000, $8,000 and $8,000, respectively, and (ii) credited under the SESP in the amounts of $32,000, $17,539, $13,615, $7,692 and $12,769, respectively.

LONG-TERM COMPENSATION TABLE — GRANTS IN 2005

The following table shows the performance shares granted in 2005 to the Named Executives under the Omnibus Plan.

	Number of Shares, Units or Other Rights[1]	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price Based Plans[1]
Name			Threshold	Target	Maximum Payout
Arthur F. Ryan	74,544	2005-2007	37,262	74,544	111,816
John R. Strangfeld, Jr.	31,681	2005-2007	15,841	31,681	47,522
Vivian L. Banta	31,681	2005-2007	15,841	31,681	47,522
Rodger A. Lawson	31,681	2005-2007	15,841	31,681	47,522
Mark B. Grier	27,954	2005-2007	13,977	27,954	41,931

(1) These performance shares awards were granted on February 8, 2005. The actual number of shares earned at the end of the 2005-2007 performance period will vary from 50% to 150% of the target shares shown in this column based on average ROE and EPS growth for 2005-2007 for the Company’s Financial Services Businesses. An average ROE of 10% or less and EPS growth of 8% or less for 2005-2007 will result in a payment of 50% of the target number of shares. The target number of shares will be earned at an average 2005-2007 ROE of 12% and EPS growth of 10%. The maximum payout of 150% of the target shares will be earned at an average 2005-2007 ROE of 13% or more and EPS growth of 12% or more.

OPTION GRANT TABLE — GRANTS IN 2005

The following table contains information about stock option grants we made to the Named Executives in 2005.

Name	Number of Securities Underlying Options Granted (#)[1]	% of Total Options Granted to Employees in 2005	Grant Price ($/Sh)	Expiration Date	Grant Date Present Value ($)[2]
Arthur F. Ryan	223,589	5.57%	$55.75	2/08/15	$2,879,827
John R. Strangfeld, Jr.	95,026	2.37%	$55.75	2/08/15	$1,223,935
Vivian L. Banta	95,026	2.37%	$55.75	2/08/15	$1,223,935
Rodger A. Lawson	95,026	2.37%	$55.75	2/08/15	$1,223,935
Mark B. Grier	83,846	2.09%	$55.75	2/08/15	$1,079,937

(1) These non-qualified stock options were granted on February 8, 2005. All options have an exercise price equal to the fair market value of the underlying common stock on the date of grant. The options vest in three equal installments beginning on the first anniversary of the grant date.

(2) These values are hypothetical values developed under a binomial option pricing model, which is a complex mathematical formula to determine fair value of stock options at the date of grant. The binomial option pricing model is a flexible, lattice-based valuation model that takes into consideration transferability, illiquidity during the vesting period, fixed estimate of volatility, and expected life of the options. As such, we emphasize that the table values are hypothetical and may not reflect the true value an option holder would realize upon exercise. We make the following assumptions when calculating the grant date present value of the stock option grants: exercise price is equal to our share price on the grant date, 5.19 year life expected for each option, expected dividend yield of 1.2%, risk-free rate of return of 3.74%, and expected stock price volatility of 23.77%.

Year-End Option Holdings

The following table provides information about unexercised stock options held by each Named Executive as of December 31, 2005. Stock options were granted on December 18, 2002, February 11, 2003, February 10, 2004 and February 8, 2005. None of the Named Executives has exercised stock options as of December 31, 2005.

Year-End Option Holdings
	Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-The-Money Options at Year-End [1]
Executive	Exercisable	Unexercisable	Exercisable	Unexercisable
Arthur F. Ryan	688,133	478,390	$27,669,655	$12,467,567
John R. Strangfeld, Jr.	265,328	215,438	$10,637,011	$5,744,335
Vivian L. Banta	238,065	215,438	$9,514,048	$5,744,335
Rodger A. Lawson	193,181	203,135	$7,663,455	$5,282,074
Mark B. Grier	172,068	172,663	$6,837,401	$4,427,814

(1) “Value of Unexercised In-The-Money Options” is the aggregate, calculated on a grant by grant basis, of the product of the number of unexercised stock options at the end of 2005 multiplied by the difference between the exercise price for the grant and the closing price of a share of Common Stock on December 30, 2005 ($73.19). All stock options granted through December 31, 2005 are “in-the-money.” The actual value, if any, that will be realized upon the exercise of a stock option will depend upon the difference between the exercise price of the option and the market price of the Common Stock on the date that the option is exercised.

PERFORMANCE GRAPH

The following graph, which covers the period from the closing price on the date of our initial public offering (December 13, 2001) through December 31, 2005, compares the cumulative total shareholder return on Prudential Financial’s Common Stock with the cumulative total shareholder return on (i) the Standard & Poor’s (S&P) 500 Index, and (ii) a Financial Services Composite Index, which is the average of the S&P 500 Life/Health Insurance and S&P 500 Diversified Financials indices. The figures presented below assume the reinvestment of all dividends into shares of common stock and an initial investment of $100 at the closing prices on December 13, 2001.

	ANNUAL RETURN PERCENTAGE Years Ending
Company / Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Prudential Financial, Inc.	13.28	-3.10	33.28	33.26	34.51
S&P 500 Index	2.69	-22.10	28.68	10.88	4.91
Financial Services Composite Index	4.68	-19.01	34.89	15.21	16.16

RETIREMENT PLANS

Prudential Insurance, an indirectly wholly owned subsidiary of Prudential Financial, sponsors two primary defined benefit retirement plans: the Merged Retirement Plan, which is subject to both ERISA and the qualification rules of the Code; and the Supplemental Retirement Plan, which is a “nonqualified” retirement plan exempt from most of ERISA’s substantive provisions and designed to provide benefits larger than those permitted under the qualification rules.

The Merged Retirement Plan has two formulas under which employees may have their retirement benefits determined: the “traditional” pension formula or the “cash balance” pension formula.

Benefits payable under the Traditional Pension Plan (defined below) are not subject to offset for Social Security benefits. Final Average Earnings is generally defined as the average of annual earnings during the Earnings Base Period, not including the two years of lowest annual earnings. The Earnings Base Period for 2005 began on January 1, 1997.

Compensation considered in determining annual earnings for the Named Executives includes base salary and Annual Incentive Plan payments.

As of December 31, 2005, the estimated Final Average Earnings and years of credited service of the Named Executives under the Traditional Pension Plan were: Mr. Ryan, $5,050,000 and 33 years (which includes 22 years of credited service as a Mid-Career Hire Benefit under the Prudential Insurance Supplemental Executive Retirement Plan, described below) and Mr. Strangfeld, $3,023,805 and 28 years.

Traditional Pension Formula

The following table shows the estimated annual retirement benefits payable, assuming retirement at age 65, to participants under the Prudential Traditional Retirement Plan Document component of the Merged Retirement Plan and the Supplemental Retirement Plan, described below (collectively, the “Traditional Pension Plan”), at the levels of Final Average Earnings and years of credited service contained in the respective plans.

Pension Plan Table Estimated Annual Retirement Plans Benefits — Traditional Pension Plan
Final Average Earnings	Years of Credited Service
	10	15	20	25	30	35	40	45
$ 800,000	$156,835	$235,252	$313,670	$392,087	$431,478	$470,870	$510,504	$550,504
$1,200,000	$236,835	$355,252	$473,670	$592,087	$651,478	$710,870	$770,504	$830,504
$1,600,000	$316,835	$475,252	$633,670	$792,087	$871,478	$950,870	$1,030,504	$1,110,504
$2,000,000	$396,835	$595,252	$793,670	$992,087	$1,091,478	$1,190,870	$1,290,504	$1,390,504
$2,400,000	$476,835	$715,252	$953,670	$1,192,087	$1,311,478	$1,430,870	$1,550,504	$1,670,504
$2,800,000	$556,835	$835,252	$1,113,670	$1,392,087	$1,531,478	$1,670,870	$1,810,504	$1,950,504
$3,200,000	$636,835	$955,252	$1,273,670	$1,592,087	$1,751,478	$1,910,870	$2,070,504	$2,230,504
$3,600,000	$716,835	$1,075,252	$1,433,670	$1,792,087	$1,971,478	$2,150,870	$2,330,504	$2,510,504
$4,000,000	$796,835	$1,195,252	$1,593,670	$1,992,087	$2,191,478	$2,390,870	$2,590,504	$2,790,504
$4,400,000	$876,835	$1,315,252	$1,753,670	$2,192,087	$2,411,478	$2,630,870	$2,850,504	$3,070,504
$4,800,000	$956,835	$1,435,252	$1,913,670	$2,392,087	$2,631,478	$2,870,870	$3,110,504	$3,350,504
$5,200,000	$1,036,835	$1,555,252	$2,073,670	$2,592,087	$2,851,478	$3,110,870	$3,370,504	$3,630,504
$5,600,000	$1,116,835	$1,675,252	$2,233,670	$2,792,087	$3,071,478	$3,350,870	$3,630,504	$3,910,504
$6,000,000	$1,196,835	$1,795,252	$2,393,670	$2,992,087	$3,291,478	$3,590,870	$3,890,504	$4,190,504

The benefits shown above are stated in the form of a straight life annuity for the participant. Other optional forms of payment are available.

Cash Balance Formula

Effective January 1, 2001, a cash balance pension plan formula was added to the Merged Retirement Plan for employees hired on or after January 1, 2001. In conjunction with this decision, the Company offered in 2001 a one-time conversion election, known as “Pension Choice,” for then-current participants in the Traditional Pension Plan to choose whether to have retirement benefits determined under the traditional pension formula or the cash balance pension formula.

Pension benefits under the Prudential Cash Balance Pension Plan Document component of the Merged Retirement Plan and the Supplemental Retirement Plan (collectively, the “Cash Balance Pension Plan”) are generally stated as a lump sum amount, although participants may also elect to have benefits distributed as an annuity. Benefits are computed using a cash balance methodology that provides for basic credits equal to 2%-14% (depending on age and service) of eligible earnings. Interest credits are made to the participant’s hypothetical account each month. The Cash Balance Pension Plan sets the interest rate each year based on the average yield on 30-year U.S. Treasury securities (constant maturities) for October of the prior year (or similar benchmark determined by the Internal Revenue Service), with a minimum rate of 4.25%.

Employees, who chose to have their benefits determined under the Cash Balance Pension Plan through the Pension Choice process had their accrued benefits under the Traditional Pension Plan as of January 1, 2002, converted to cash balance accounts based on the present value of the accrued benefits as of that date. The accrued benefit under the Traditional Pension Plan was frozen as of January 1, 2002, and, combined with a special protective “anti-wear-away” accrual, represents a minimum plan benefit. These participants also receive transition credits of 2.5% of eligible earnings from January 1, 2002 through December 31, 2006.

Benefits payable under the Cash Balance Pension Plan are not subject to offset for Social Security benefits. Eligible earnings include base salary and Annual Incentive Plan payments.

As of December 31, 2005, the account balances of the Named Executives under the Cash Balance Pension Plan were: Ms. Banta, $1,539,598; Mr. Lawson, $2,468,974; and Mr. Grier, $2,168,155.

Supplemental Retirement Plans

The Supplemental Retirement Plan is designed to provide benefits that would have been provided under the Traditional Pension Plan or the Cash Balance Pension Plan of the Merged Retirement Plan except for legislation that limits the amount of pension benefits that may be paid from a qualified retirement plan and earnings that may be considered in determining pension benefits under a qualified retirement plan. Credited amounts under this plan are included in the Final Average Earnings and years of credited service or account balances noted above.

Prudential Insurance Supplemental Executive Retirement Plan/PFI Supplemental Executive Retirement Plan

In 2002, Prudential Insurance amended, restated and renamed its Executive Supplemental Retirement Plan as the Prudential Insurance Supplemental Executive Retirement Plan (the “Prudential Insurance SERP”) for eligible employees of Prudential Insurance. Mr. Ryan was designated a participant in the Mid-Career Hire Benefit at that time. Prudential Financial also adopted a comparable plan, called the PFI Supplemental Executive Retirement Plan (the “PFI SERP”) for eligible employees of Prudential Financial and affiliated entities other than Prudential Insurance.

The Prudential Insurance SERP and PFI SERP provide supplemental retirement benefits, including “Mid-Career Hire Benefits” that compensate eligible individuals for retirement benefits lost when they left their previous employers. Under this provision of these plans, the benefit calculation includes service with the prior employer in the benefits calculation under the Merged Retirement Plan and the Supplemental Retirement Plan.

Under the Mid-Career Hire Benefits provision, we will calculate a hypothetical benefit under the Merged Retirement Plan and the Supplemental Retirement Plan by including service with the former employer in the calculation. The benefit payable under these plans will be an amount equal to the difference, if any, between the hypothetical benefit and the benefit the employee is eligible to receive under the former employer’s pension plan, the Merged Retirement Plan and the Supplemental Retirement Plan.

PRUDENTIAL SEVERANCE AND

SENIOR EXECUTIVE SEVERANCE PLAN;

CHANGE OF CONTROL PROGRAM

Severance Plans

Currently, each of the Named Executives, other than the CEO, is eligible for benefits under the Prudential Severance Plan and the Prudential Severance Plan for Senior Executives if such executive incurs an “Eligible Termination.” An “Eligible Termination” is defined as an involuntary termination of employment with Prudential Financial or a “participating company” that is a result of: (i) the closing of an office or business location; (ii) a reduction in force or downsizing; (iii) the restructuring, reorganization or reengineering of a business group, unit or department; (iv) a job elimination; or (v) such other factors and circumstances as the Compensation Committee determines in its sole discretion. The severance paid to each Named Executive is based on the individual’s years of service and “Weeks of Eligible Compensation,” which is based on the individual’s annual base salary and a three-year average of the individual’s bonus payments under the Annual Incentive Plan. There is a minimum guarantee of 52 weeks of eligible compensation, and an additional 26 weeks may be added subject to the approval of the Compensation Committee. Payments under the Prudential Severance Plan for Senior Executives are reduced, however, by the amount of any severance or similar benefits from Prudential Insurance or any affiliate, including the change of control program described below and by any amounts owed to Prudential Financial or one of its affiliates by the affected employee.

Change of Control Program

We have also adopted an Executive Change of Control Severance Program (the “Program”), amended and restated as of September 9, 2003, to help (i) assure executives of fair treatment in case of involuntary termination following a change of control, (ii) assure executives’ objectivity in respect of shareholders’ interests, and (iii) attract and retain key talent during uncertain times. Each of the Named Executives, including the CEO, is eligible for benefits under the Program. A change of control generally includes these events: (1) any person’s becoming the beneficial owner of 25% or more of our voting securities, (2) a change in a majority of persons serving on the Board of Directors (excluding newly elected Directors who are elected or nominated by a majority of the Directors who were in office prior to the change), or (3) consummation of a merger, consolidation, sale or other disposition of our assets or similar corporate transactions (unless our shareholders control the voting power of the surviving, resulting or acquiring corporation). The Board of Directors also has the right to designate any other event as a change of control. The Program covers executives designated by a committee of the Board of Directors or the CEO, as appropriate. Mr. Ryan and the other Named Executives have been so designated.

Severance:

There is a double trigger for severance benefits to be paid upon a change of control. The first trigger is that a change of control must have occurred. The second trigger is that the designated executive’s employment must either be terminated involuntarily without cause or must be terminated by the designated executive for “good reason” within two years of the change of control. A designated executive would have good reason to terminate employment if the terms and conditions of the officer’s employment were to adversely change (e.g., job responsibilities, title, reporting relationship, compensation or forced relocation).

Upon a qualifying termination following a change of control, we will pay the severance benefit in a lump sum, generally in the amount of three times annual salary plus three times the higher of the prior year’s actual annual bonus or the average of the last three calendar years’ annual bonuses for our Named Executives, subject to the execution of a non-competition and non-solicitation agreement.

Other Benefits and Payments:

Other benefits and payments related to an executive’s prior service are also provided under the program in case of a qualifying termination.

•	Pro Rata Annual Bonus. A pro-rated annual incentive award will be paid either at the amount of any target annual compensation award for the year in which termination occurs or, if there is no target opportunity stated for such year, at the amount of the average of the last three calendar years’ annual incentive payments.

•	Awards under the Omnibus Plan. All outstanding stock options and stock appreciation rights become immediately exercisable, and options and stock appreciation rights may be exercised for up to one year following such termination. Any outstanding grant of restricted stock or restricted units under the Omnibus Plan shall have all such restrictions lapse and become non-forfeitable to the participant as of the date of termination. Any performance share awards, held by the participant that relate to performance cycles ending prior to the date of termination and have been earned but not paid, become immediately payable, and all performance shares relating to performance cycles then in progress shall be paid out at target value. Finally, to the extent that any awards under the Omnibus Plan have been replaced by “Alternative Awards” (as defined in the Omnibus Plan) pursuant to an acquirer’s plan or program, they shall be settled with the affected participant under terms and conditions substantially similar to those set forth above.

•	Health and Life Benefits Continuance During Severance Period. Health and life insurance benefits will continue to be furnished by the Company at normal contribution levels (generally for 18 months) following termination of employment. If no such benefit can be provided under the Company’s plans, the Company will provide such benefit under the terms of an individual policy or general corporate assets, and may be required to make a tax “gross-up” payment to the executive if the provision of any such benefits are determined to be taxable to the recipient.

•	Enhanced Retirement Benefits. The terminated executive will also receive a payment equal to the present value of the retirement benefits (either under the traditional formula or the cash balance formula of the Merged Retirement Plan and Supplemental Retirement Plan) that he or she would have accrued during the period of time in respect of which severance benefits are payable (generally up to three years), taking into account such severance benefits and other factors (age and service) as may be relevant under the Company’s retirement plans.

•	Deferred Compensation Plans. Amounts deferred under our deferred compensation plans are payable in a lump sum at termination unless payable earlier under the officer’s previous distribution election.

Excise Tax Limits and Gross-Up Payments:

Immediately following any notice of termination, the Company must provide the affected executive with an estimate of all payments under the Program (and any other payments that the executive may be entitled to), and thereafter determine the aggregate present value of all such payments that are “parachute payments” within the meaning of Code Section 280G (defined under the Program as “Aggregate Parachute Payments”). The Company must also provide the executive with the projected maximum payments that could be made to the executive without causing the executive to become subject to federal excise taxes related to such parachute payments (defined under the Program as the “Section 280G Safe Harbor Amount”). If the Aggregate Parachute Payments exceed the Section 280G Safe Harbor Amount by less than 10%, then such payments will be reduced to the Section 280G Safe Harbor Amount. If, however, the Aggregate Parachute Payments exceed the Section 280G Safe Harbor Amount by 10% or more, then the Company will pay the entire amount of such payments, plus an additional payment (the “Excise Tax Gross-Up”) to compensate the executive for any (i) federal excise taxes due and owing on such parachute payments, and (ii) other taxes (federal, state or local) attributable to the excise tax payment.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information regarding the beneficial ownership of our Common Stock as of February 15, 2006 by:

•	each Director and Named Executive; and

•	all Directors and executive officers of Prudential Financial as a group.

We have also included in the table amounts invested in units of Prudential Financial Common Stock in the Deferred Compensation Plan for Non-Employee Directors and the Executive Deferred Compensation Plan. Although these amounts are not considered to be beneficially owned under SEC rules since they cannot be voted or transferred, we believe these vested holdings would be of interest to shareholders. In addition, we have included the target number of performance shares awarded to the Named Executives under the performance share program. Again, although these shares vest only upon the attainment of specified performance criteria, they represent an economic interest of the Named Executives and have been reported to the SEC in Form 4 filings.

Name of Beneficial Owner	Number of Shares/Deferred Units[1,2]	Number of Shares Subject to Exercisable Options	Target Number of Performance Shares[3]
Frederic K. Becker	31,927
Gordon M. Bethune	3,004
Gaston Caperton	6,469
Gilbert F. Casellas	12,959
James G. Cullen	20,051
William H. Gray III	13,426
Jon F. Hanson	71,854
Constance J. Horner	13,465
Karl J. Krapek	8,280
Arthur F. Ryan	169,481	935,934	215,736
James A. Unruh	15,239
John R. Strangfeld, Jr.	85,899	380,145	92,816
Vivian L. Banta	70,178	352,882	92,816
Rodger A. Lawson	47,432	298,024	90,487
Mark B. Grier	45,643	259,715	78,286
All directors and executive officers as a group (19 persons)	671,703	2,630,248	668,631

(1) The total beneficial ownership is less than 1% of the shares of Common Stock outstanding, as of February 15, 2006.

(2) Includes the following number of shares or share equivalents in deferred units, as to which no voting power exists: Ms. Banta, 21,552; Mr. Becker, 26,915; Mr. Bethune, 3,004; Mr. Caperton, 6,469; Mr. Casellas, 12,459; Mr. Cullen, 18,018; Mr. Gray, 12,413; Mr. Hanson, 61,841; Ms. Horner, 12,441; Mr. Krapek, 8,280; Mr. Lawson, 3,837; Mr. Ryan, 46,818; Mr. Strangfeld, 20,865; and Mr. Unruh, 12,478.

(3) The number of performance shares included in the table for each Named Executive represents the target number of shares to be received upon the attainment of ROE and EPS goals, as more fully discussed in the Report of the Compensation Committee.

The following table shows all entities that were the beneficial owners of more than 5% of any class of Prudential Financial’s voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Class B Stock	National Union Fire Insurance Company of Pittsburgh, PA1 c/o AIG Global Investment Group 2929 Allen Parkway, Suite A-36 Houston, TX 77019	885,714	44.3%
Class B Stock	Lexington Insurance Company[1] c/o AIG Global Investment Group 2929 Allen Parkway, Suite A-36 Houston, TX 77019	914,286	45.7%
Class B Stock	Pacific LifeCorp 700 Newport Center Drive Newport Beach, CA 92660	200,000	10.0%

(1) National Union Fire Insurance Company of Pittsburgh, PA, and Lexington Insurance Company are subsidiaries of American International Group, Inc. (“AIG”), resulting in AIG’s beneficially owning 90% of the Class B Stock.

To our knowledge, no person or entity is the beneficial owner of more than 5% of our Common Stock or more than 5% of the voting power of the combined Common Stock and Class B Stock.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Each Director, certain officers of Prudential Financial and greater than 10% beneficial owners of Common Stock are required to report to the SEC, by a specified date, his or her transactions related to the Common Stock. Based solely on review of the copies of reports furnished to Prudential Financial and on written representations that no other reports were required to be filed, Prudential Financial believes that there were no filing deficiencies during 2005 by those required to file.